UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 7, 2006 (February 3, 2006)
Corrections Corporation of America

(Exact name of registrant as specified in its charter)

Maryland	001-16109	62-1763875

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer
Identification No.)
10 Burton Hills Boulevard, Nashville, Tennessee 37215

(Address of principal executive offices) (Zip Code)
(615) 263-3000

(Registrant’s telephone number, including area code)
Not Applicable

(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
On February 3, 2006, Corrections Corporation of America (the “Company”) entered into a Credit Agreement, by and among the Company, as Borrower, the lenders who are or may become a party to the agreement, and Wachovia Bank, National Association, as Administrative Agent for the lenders (the “New Revolving Credit Facility”). The New Revolving Credit Facility effectively replaces the revolving portion of the Company’s prior senior secured credit facility, and includes the outstanding $36.5 million in letters of credit issued under the prior facility. The term loan portion of the Company’s prior credit facility was previously prepaid on January 23, 2006 with the proceeds from the Company’s offering of its 6.75% senior notes due 2014.
The material terms of the New Revolving Credit Facility are as follows:
     Availability
     The New Revolving Credit Facility is in the aggregate principal amount of $150.0 million, with a $10.0 million sublimit for swingline loans and a $100.0 million sublimit for the issuance of standby letters of credit, and has a five-year term. Any swingline loans or letters of credit will reduce the available commitment under the New Revolving Credit Facility on a dollar-for-dollar basis. In addition, the Company has an option to increase the availability under the New Revolving Credit Facility by up to $100.0 million subject to, among other things, the receipt of commitments for the increased amount.
     Collateral and Guarantees
     The loans and other obligations under the New Revolving Credit Facility are guaranteed by each of the Company’s domestic subsidiaries.
     The Company’s obligations under the New Revolving Credit Facility and the guarantees are secured by, among other things:
•	a pledge of all of the capital stock (or other ownership interests) of the Company’s domestic subsidiaries and 65% of the capital stock (or other ownership interests) of the Company’s “first-tier” foreign subsidiaries;

•	all of the Company’s accounts receivable and the accounts receivable of each of the Company’s domestic subsidiaries; and

•	all of the deposit accounts of the Company and its domestic subsidiaries.
     Interest and Fees
     The Company’s borrowings under the New Revolving Credit Facility bear interest at rates that, at the Company’s option, can be either:
•	a base rate generally defined as the sum of (i) the higher of (x) the administrative agent’s prime rate and (y) the daily federal funds effective rate plus one-half percent (0.50%) per annum and (ii) an applicable margin.

•	a LIBOR rate generally defined as the sum of (i) reserve-adjusted LIBOR (as quoted on the British Banking Association Telerate Page 3750) for one, two, three or six months (as selected by us) and (ii) an applicable margin.

     The initial applicable margin for base rate loans is 0.25%, and the initial applicable margin for LIBOR loans is 1.25%. Commencing on the date of delivery of the Company’s financial statements occurring after the completion of the fiscal quarter ending March 31, 2006, the applicable margin will be subject to adjustment based on the Company’s leverage ratio (consolidated debt/consolidated EBITDA).
     Interest on the Company’s borrowings is payable quarterly in arrears for base rate loans and at the end of each interest rate period (but not less often than quarterly) for LIBOR loans.
     The Company is also required to pay a commitment fee on the difference between committed amounts and amounts other than swingline loans actually used under the New Revolving Credit Facility, which initially is 0.25% per annum, subject to adjustment in the same manner as the applicable margins for interest rates.
     Certain Covenants
     The New Revolving Credit Facility requires us to meet certain financial tests, including, without limitation:
•	a maximum total leverage ratio (consolidated debt/consolidated EBITDA) of 5.50 to 1.00, reducing to 5.00 to 1.00 in increments over the next two years; and

•	a minimum interest coverage ratio (consolidated EBITDA/consolidated interest expense) of 2.25 to 1.00.
     In addition, the New Revolving Credit Facility contains certain covenants that, among other things, restrict additional indebtedness, liens and encumbrances, loans and investments, acquisitions, dividends and other restricted payments, issuance of disqualified stock, transactions with affiliates, asset dispositions, mergers and consolidations, prepayments or material amendments of other indebtedness and other matters customarily restricted in such agreements.
     Events of Default
     The New Revolving Credit Facility contains customary events of default, including, without limitation, payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults to certain other material indebtedness in excess of specified amounts, certain events of bankruptcy and insolvency, certain ERISA events, judgments in excess of specified amounts and change in control.
Certain of the lenders under the New Revolving Credit Facility or their affiliates have provided, and may in the future provide, certain commercial banking, financial advisory, and investment banking services in the ordinary course of business for the Company, its subsidiaries and certain of its affiliates, for which they receive customary fees and commissions.
The foregoing description of the New Revolving Credit Facility does not purport to be complete and is qualified in its entirety by reference to the credit agreement constituting the New Revolving Credit Facility, which is attached hereto as Exhibit 10.1.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The information under Item 1.01 above is incorporated by reference hereunder.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

10.1
Credit Agreement, dated as of February 3, 2006, by and among the Company, as Borrower, the lenders who are or may become a party to the agreement, and Wachovia Bank, National Association, as Administrative Agent for the lenders.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: February 7, 2006	CORRECTIONS CORPORATION OF AMERICA
	By:	/s/ Irving E. Lingo, Jr.
Irving E. Lingo, Jr.
Executive Vice President and Chief Financial Officer